May 4, 2011

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES FIRST QUARTER NET INCOME OF $31.0 MILLION AND $0.93 PER SHARE WITH THE FILING OF FORM 10-Q QUARTERLY REPORT

Financial Highlights and Summary of the First Quarter of 2011

•
Capital Raise Completed:  On January 28, 2011, new capital investment proceeds were received in the net  amount of $167.9 million; resulting in capital levels in excess of “well-capitalized” designation.

•	Extinguishment of Trust Preferred Debentures (“Debentures”): On January 28, 2011, Debentures totaling $68.6 million were extinguished, resulting in an extraordinary after-tax gain of $32.8 million.
•
First Quarter Net Income Per Share: $0.93 per share or $31.0 million including a $32.8 million after-tax extraordinary gain on extinguishment of $68.6 million in Debentures. Excluding this gain, the net loss was approximately ($0.06) per share or ($1.8) million, as compared to net income of $0.50 per share or $1.4 million for the linked-quarter and a net loss of ($4.02) per share or ($11.3) million for the year-ago quarter.

•	Core Customer Deposits: Checking, Savings, and MMA balances are up $23.1 million on a linked-quarter basis.
•
Net Interest Margin (NIM) / Liquidity: The NIM improved to 3.72% compared to 3.44% for the linked-quarter owing to a strategic reduction of non-core excess liquidity.  Primary liquidity ratio after such actions still remains a strong 19.3%.

•	Loans: Loan balances declined $50.1 million or 4.1% from year-end mainly due to loan payoffs.
•	Credit Quality: Non-performing assets (NPA’s) totaled $105.4 million at March 31, 2011 improving from $120.5 million at year-end 2010.
•	Credit Quality: Net charge-offs were $9.7 million compared to $9.9 million for the linked-quarter and $12.0 million for the year-ago period.
•	Credit Quality: Delinquent Loans: Loans > 30 days delinquent were at 0.55% of total loans compared to 1.93% for linked-quarter

BEND, OR – May 4, 2011– Cascade Bancorp (NASDAQ: CACB) (“Cascade” or the “Company”) today announced net income of $0.93 per share or $31.0 million in the first quarter of 2011, including a $32.8 million after-tax extraordinary gain on extinguishment of $68.6 million in Debentures. Excluding this gain, the net loss was approximately ($0.06) per share or ($1.8) million compared to net income of $0.50 per share or $1.4 million for the linked-quarter and a net loss of ($4.02) per share or ($11.3) million for the year-ago quarter. The Company’s successful Capital Raise and gain on the Debentures increased total stockholders’ equity resulting in regulatory capital ratios significantly in excess of “well-capitalized” benchmarks.

Patricia L. Moss, Chief Executive Officer commented, “We are very pleased with our progress and the  closing of the Capital Raise during the first quarter.  Our financial strength is reflected in a strong capital base with a sustainable relationship based deposit franchise. As we prepare our Bank for a bright future, we remain focused on providing quality loans in our markets and serving our customers and communities with exceptional banking.”

Balance Sheet:

The Company’s successful Capital Raise and gain on the Debentures resulted in total stockholders’ equity of $209.5 million at March 31, 2011.  The ratio of tangible common equity to total assets was 12.9% at that date.  Gross capital proceeds were $177.0 million ($167.9 million net of costs and underwriting fees) upon the sale of 44,193,750 shares of common stock to private investors at a price of $4.00 per share.

As of March 31, 2010, Bank  of the Cascades regulatory capital ratios significantly exceed the regulatory benchmarks for a “well-capitalized” bank at 13.54%, 17.66% and 18.93% for Tier 1 capital leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio, respectively, at March 31, 2011.  These ratios compare to regulatory “well-capitalized” minimums of 5%, 6%, and 10%, respectively.

Local core customer deposits (Checking, Savings, and MMA) have stabilized since the announced Capital Raise, and are up approximately $23.1 million between year-end and March 31, 2011.  Total deposits at March 31, 2011, were $1.18 billion, down $201.7 million or 14.6% compared to the linked-quarter mainly due to the planned call and scheduled maturities of approximately $210 million in internet sourced time deposits during the quarter.

At March 31, 2011, the Bank’s loan portfolio was approximately $1.17 billion, down $50.1 million and $292.0 million when compared to the linked-quarter and the year-ago period, respectively. Loans have declined primarily due to customers’ continued payoff and pay-down of borrowings in response to slow economic conditions.  Net loan charge-offs of approximately $9.7 million were also a factor in reduced loan balances outstanding. Approximately $3.5 million of current quarter charge-offs relate to a single credit previously reserved (discussed below).

Net interest income:

Net interest income was $14.3 million for the current quarter, comparable to the linked-quarter as lower interest income was offset by an improvement in overall funding costs.  Reduced funding costs resulted from the strategic reduction of non-core excess liquidity, including extinguishment of $68.6 million in Debentures; the call and maturity of $210 million internet sourced wholesale time deposits; and payoff of $50 million in FHLB advances.  These actions contributed to an improvement in the NIM to 3.72% for the first quarter of 2011 compared to 3.44% for the linked-quarter and 3.50% for the year-ago period.  The Company’s primary liquidity ratio remains at a strong 19.3% with $209.2 million held in cash and cash equivalents at March 31, 2011, compared to $271.3 million at December 31, 2010.

Loan Loss Provision / Loan Loss Reserve:

At March 31, 2011, the reserve for credit losses (reserve for loan losses and reserve for unfunded commitments) was approximately $43.4 million or 3.70% of outstanding loans compared to the linked-quarter  3.89% and 4.16% a year earlier. The decline in first quarter 2011 reserve was primarily the result of charge-off of a single credit that previously carried a special reserve of a similar amount.  The loan loss provision was $5.5 million in the first quarter of 2011 compared to $5.0 million in linked-quarter and $13.5 million a year earlier.

Non-Interest Income:

Non-interest income was $2.7 million as compared to the linked-quarter $3.4 million and year-ago level of $3.3 million. This trend is a function of slowing economic activity affecting service charge revenue, net mortgage revenue and card issuer and merchant services fees.

Non-Interest Expense:

Non-interest expenses for the first quarter of 2011 were $15.6 million as compared $21.2 million for the linked-quarter and $17.1 million in the comparable period of 2010.  The year-over-year declines are largely attributable to lower FDIC deposit insurance and salary and benefit costs somewhat offset by higher OREO expenses.  FDIC deposit insurance expense in the first quarter of 2011 was $1.1 compared to linked-quarter of $1.7 million mainly because the Company returned to “well-capitalized” category, resulting in a lower insurance assessment rate on deposits. OREO expenses for the first quarter of 2011 were $1.6 million compared to a linked-quarter of $0.5 million due to an increase in valuation allowances during the quarter.

Income Taxes:

During the three months ended March 31, 2011, the Company recorded an income tax provision of approximately $19.7 million.  Included in this amount was an income tax provision of approximately $22.1 million related to the extraordinary gain on the extinguishment of the Debentures, which was calculated based on the Company’s estimated statutory income tax rates. The income tax provision of $19.7 million also includes a credit for income taxes of approximately $2.4 million related to the Company’s loss from operations excluding the extraordinary gain.  This credit for income taxes was calculated based on management’s current projections of estimated full-year pre-tax results of operations, estimated utilization of deferred tax assets on which a full valuation allowance was previously recorded, and other permanent book/tax differences.  Accordingly, this calculation  and  estimated income tax amounts are subject to adjustment as additional facts become available and management’s estimates are revised.

As of March 31, 2011, the Company maintained a full valuation allowance against the deferred tax asset balance of $35.3 million. There was a $10 million decrease in the valuation allowance from year-end 2010 due to the estimated utilization of certain deferred tax assets during the three months ended March 31, 2011. See also “Critical Accounting Policies – Deferred Income Taxes” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2010, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

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CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year Quarter			Linked Quarter
	1st Qtr	1st Qtr	%	4th Qtr	%
Balance Sheet Data (at period end)	2011	2010	Change	2010	Change
Investment securities	$128,408	$144,194	-10.9%	$116,816	9.9%
Loans, gross	1,173,580	1,465,629	-19.9%	1,223,713	-4.1%
Total assets	1,600,883	2,077,977	-23.0%	1,716,458	-6.7%
Total deposits	1,175,184	1,733,101	-32.2%	1,376,899	-14.6%
Non-interest bearing deposits	374,153	258,710	44.6%	310,164	20.6%
Total common shareholders' equity (book)	209,543	12,604	1562.5%	10,056	1983.8%
Tangible common shareholders' equity (tangible) (1)	205,000	6,585	3013.1%	5,144	3885.2%
Income Statement Data
Interest income	$18,304	$22,865	-19.9%	$19,373	-5.5%
Interest expense	3,970	6,755	-41.2%	5,146	-22.9%
Net interest income	14,334	16,110	-11.0%	14,227	0.8%
Loan loss provision	5,500	13,500	-59.3%	5,000	10.0%
Net interest income after loan loss provision	8,834	2,610	238.5%	9,227	-4.3%
Noninterest income	2,668	3,250	-17.9%	3,430	-22.2%
Noninterest expense	15,643	17,136	-8.7%	21,226	-26.3%
Loss before income taxes	(4,141)	(11,276)	-63.3%	(8,569)	-51.7%
Credit for income taxes for operations	(2,346)	-	100.0%	(9,963)	-76.5%
Net income (loss) before extraordinary net gain	(1,795)	(11,276)	-84.1%	1,394	-228.8%
Extraordinary gain on extinguishment of junior subordinated
debentures, net of income taxes	32,839	-	100.0%	-	100.0%
Net income (loss)	$31,044	$(11,276)	275.3%	$1,394	2127.0%
Share Data (3)
Basic earnings (loss) per common share (incl. extraordinary net gain)	$0.93	$(4.02)	-123.2%	$0.50	86.7%
Diluted earnings (loss) per common share (incl. extraordinary net gain)	$0.93	$(4.02)	-123.2%	$0.50	86.4%
Book value per common share	$4.45	$4.42	0.7%	$3.52	26.5%
Tangible book value per common share	$4.36	$2.31	88.6%	$1.80	142.0%
Basic average shares outstanding	33,258	2,804	1086.1%	2,805	1085.7%
Fully diluted average shares outstanding	33,301	2,804	1087.6%	2,805	1087.2%
Key Ratios
Return on average total shareholders' equity (book)	82.16%	-101.77%	-180.7%	54.87%	49.7%
Return on average total shareholders' equity (tangible)	84.79%	-117.51%	-172.2%	111.55%	-24.0%
Return on average total assets	7.51%	-2.23%	-436.8%	0.31%	2322.6%
Net interest spread	2.94%	3.67%	-19.9%	2.94%	0.0%
Net interest margin	3.72%	3.50%	6.3%	3.44%	8.1%
Total revenue (net int inc + non int inc)	$17,002	$19,360	-12.2%	$17,657	-3.7%
Efficiency ratio (2)	92.01%	88.51%	3.9%	120.21%	-23.5%
Credit Quality Ratios
Reserve for credit losses	43,395	61,039	-28.9%	47,609	-8.9%
Reserve to ending total loans	3.70%	4.16%	-11.1%	3.89%	-4.9%
Non-performing assets (NPAs) (4)	105,453	160,710	-34.4%	120,540	-12.5%
Non-performing assets to total assets	6.59%	7.73%	-14.8%	7.02%	-6.2%
Delinquent >30 days to total loans (excl. NPAs)	0.55%	0.58%	-4.8%	1.93%	-71.4%
Net Charge off's (NCOs)	9,713	11,988	-19.0%	9,865	-1.5%
Net loan charge-offs (annualized)	3.23%	3.17%	2.0%	3.15%	2.7%
Provision for loan losses to NCOs	56.63%	112.61%	-49.7%	50.68%	11.7%
Bank Capital Ratios (5)
Tier 1 capital leverage ratio	13.54%	3.57%	279.3%	4.40%	207.7%
Tier 1 risk-based capital ratio	17.66%	4.65%	279.8%	5.76%	206.6%
Total risk-based capital ratio	18.93%	5.90%	220.8%	7.01%	170.0%
Bancorp Capital Ratios (5)
Tier 1 capital leverage ratio	12.24%	0.60%	1940.0%	0.49%	2398.0%
Tier 1 risk-based capital ratio	16.12%	0.78%	1966.7%	0.64%	2418.8%
Total risk-based capital ratio	17.40%	1.57%	1008.3%	1.29%	1248.8%

(1)	Excludes core deposit intangible and other identifiable intangible assets, related to the acquisition of F&M Holding Company.
(2)	Efficiency ratio is noninterest expense (adj for one-time adjs) divided by (net interest income + noninterest income).
(3)	Adjusted to reflect a 1:10 reverse stock split in November 2010.
(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(5)	Computed in accordance with FRB and FDIC guidelines.